CANADIAN RRSP INVESTMENT OPPORTUNITY

JANUARY 5, 2007 - Fairbanks, Alaska – USA - Vancouver, BC – Canada
SILVERADO - OTCBB: SLGLF / Frankfurt: SLGL / Berlin: SLGL

Silverado Gold Mines Ltd. shares currently trade on the Frankfurt stock exchange under the symbol SLGL; as well as the OTC under the symbol SLGLF.

The rules and regulations guiding Registered Retirement Savings Plans (RRSPs) in Canada state that: securities trading on the Frankfurt Stock Exchange in Germany qualify as eligible RRSP investments. Therefore Silverado shares qualify for Canadian RRSPs.

This important fact was brought to our attention by shareholders and is just another example of the great working relationship we have with our loyal shareholders. This opens the door to a large pool of investment capital in Canada that was considered out of reach due to our Bulletin Board listing in the United States.

Not only can investors participate in the gold markets and energy markets through ownership of our stock, but now shareholders can use their investment in Silverado Gold Mines Ltd. as a tax planning technique in Canada.

We take this opportunity to thank all of our shareholders for their support and suggestions over the years. We sincerely appreciate your advice and look forward to rewarding your loyalty with the advancement of both our gold and fuel projects. Management is dedicated to maximizing the Company’s potential in both fields.

On Behalf of the Board,
Silverado Gold Mines Ltd.

Garry L. Anselmo
Chairman & CEO

To learn more about Silverado Gold Mines Ltd., visit us online at http://www.silverado.com or contact Bob Dynes, Investor relations, toll free at 1-800-665-4646. 1-800-665-4646.

SILVERADO GOLD MINES LTD.
Mailing Address · 505 - 1111 W. Georgia Street · Vancouver, B.C. · V6E 4M3 · CA
(800) 665-4646 or (604) 689-1535 · F: (604) 682-3519 · pr@silverado.com · http://www.silverado.com
Field Address · P.O. Box 83730 · Fairbanks, Alaska. · 99708 · USA

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.